EXHIBIT 99.2

                      Cytec Elects New Director

    WEST PATERSON, N.J.--(BUSINESS WIRE)--Oct. 18, 2007--Cytec Industries Inc. (NYSE:CYT) announced today that the Company's Board of Directors has elected Ms. Carol P. Lowe as a Director increasing the size of the Board to eleven. Ms. Lowe is the Vice President and Chief Financial Officer of Carlisle Companies Incorporated (NYSE: CSL) which is headquartered in Charlotte, North Carolina.

    Ms. Lowe was elected Vice President and Chief Financial Officer of Carlisle in 2004. In this capacity Ms. Lowe has full responsibility for Carlisle's accounting, finance, treasury and investor relation matters. Ms. Lowe joined Carlisle, which is a global diversified manufacturing company in 2002 as Treasurer. Prior to joining Carlisle, Ms. Lowe spent 8 years at National Gypsum Company where she held various accounting and treasury positions including Treasurer. Preceding that she spent 7 years with Ernst & Young.

    Ms. Lowe is a Certified Public Accountant; she received her Bachelor of Science in Accounting from the University of North
Carolina-Charlotte, and an MBA from the Fuqua School of Business at Duke University.

    David Lilley, Chairman, President and Chief Executive Officer, commented, "We are delighted that Carol is joining Cytec's Board of Directors, and look forward to Carol making a significant contribution to the continuing successful growth of Cytec by utilizing her financial expertise, business acumen and experience."

    Corporate Profile

    Cytec Industries Inc. is a global specialty chemicals and materials company focused on developing, manufacturing and selling value-added products. Our products serve a diverse range of end markets including aerospace, adhesives, automotive and industrial coatings, chemical intermediates, inks, mining and plastics. We use our technology and application development expertise to create chemical and material solutions that are formulated to perform specific and important functions in the finished products of our customers.

    CONTACT: Cytec Industries Inc.
             Jodi Allen, 973-357-3283
             www.cytec.com